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                                                                    EXHIBIT 5(a)

                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002

                                   May 7, 2001

Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas 77060-2141

Ladies and Gentlemen:

      We have acted as counsel for Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the issuance by it of $650,000,000 principal amount of its Zero Yield Puttable Contingent Debt Securities (ZYP-CODES(sm)) due 2021 (the "ZYP-CODES"), pursuant to the First Supplemental Indenture, dated as of March 13, 2001, to the Indenture, dated as of March 9, 2001, between the Company and The Bank of New York, as Trustee (collectively, the "Indenture"). The ZYP-CODES and the up to 6,453,525 shares (the "Shares") of common stock, par value $0.10 per share, issuable upon conversion of the ZYP-CODES are being registered for resale by the holders thereof under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

      As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company and the Trustee. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

      Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. The ZYP-CODES have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

      2. The Shares issuable upon conversion of the ZYP-CODES have been duly and validly authorized and reserved for issuance, and when issued and delivered in accordance with the provisions of the ZYP-CODES and the Indenture, will be duly and validly issued and fully paid and nonassessable.
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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

      This opinion speaks only as of its date and we assume no obligations to update this opinion should circumstances change after the date hereof. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of ZYP-CODES or Shares and is not to be relied upon for any other purpose.

                                          Very truly yours,

                                          /s/ ANDREWS & KURTH L.L.P.
                                          Andrews & Kurth L.L.P.

1198/2677/2606